Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$ 5,849,500	$ 759.27

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-223208

Dated August 27, 2020

HSBC USA Inc. Capped GEARS

$5,849,500 Securities Linked to a Global Basket due on October 29, 2021

Investment Description

These Capped GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of an unequally-weighted basket (the “Basket”) consisting of the following six equity indices (each, a “Reference Asset Component”), with the applicable basket weighting in parenthesis: EURO STOXX 50® Index (40%), the FTSE® 100 Index (20%), the Nikkei 225 Index (20%), the Swiss Market Index (7.50%), the S&P®/ASX 200 Index (7.50%) and the Hang Seng® Index (5%). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Basket Return is equal to or greater than zero, we will pay the Principal Amount at maturity plus a return equal to the Upside Gearing multiplied by the Basket Return, up to the Maximum Gain. If the Basket Return is less than zero, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your Principal Amount. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Up to the Maximum Gain: At maturity, the Securities enhance any positive Basket Return up to the Maximum Gain. If the Basket Return is negative, investors will be exposed to the downside market risk of the negative Basket Return at maturity.

❑	Full Downside Market Exposure: If the Basket Return is negative, investors will be exposed to the full downside performance of the Basket Return and HSBC will pay less than the full Principal Amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. Accordingly, you could lose some or all of the Principal Amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	August 27, 2020

Settlement Date	August 31, 2020

Final Valuation Date[1]	October 27, 2021

Maturity Date[1]	October 29, 2021

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL of THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to the Securities. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Basket	Basket Starting Level	Maximum Gain	Upside Gearing	CUSIP/ISIN
The EURO STOXX 50® Index (“SX5E”), the FTSE® 100 Index (“UKX”), the Nikkei 225 Index (“NKY”), the Swiss Market Index (“SMI”), the S&P®/ASX 200 Index (“AS51”) and the Hang Seng® Index (“HSI”)	100	14.80%	3.00	40438J155 / US40438J1557

See “Additional Information About HSBC USA Inc. and the Securities” on page 2. The Securities offered will have the terms specified in the accompanying prospectus dated February 26, 2018, the accompanying prospectus supplement dated February 26, 2018, the accompanying Equity Index Underlying Supplement dated February 26, 2018 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.732 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total	$5,849,500.00	$116,990.00	$5,732,510.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of Securities linked to the Basket. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Basket, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Basket, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Basket or any Reference Asset Component, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm
♦	Prospectus supplement dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm
♦	Prospectus dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 26, 2018, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 26, 2018 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 26, 2018.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Basket and the Reference Asset Components.

♦	You believe that the Basket will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦	You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦	You understand and accept the risks associated with the Basket and the Reference Asset Components.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket or the Reference Asset Components.

♦	You seek an investment with returns based on the performance of companies outside of the United States.

♦	You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦	You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Reference Asset Components.

♦	You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You seek an investment that is designed to return your full Principal Amount at maturity.

♦	You are not willing to make an investment in which you could lose all of your Principal Amount or you are not willing to make an investment that may be exposed to similar downside market risk as the Basket or the Reference Asset Components.

♦	You believe that the level of the Basket will decline during the term of the Securities or that any appreciation will be greater than the Maximum Gain.

♦	You seek an investment that participates in the full appreciation in the Basket or that has unlimited return potential.

♦	You are not willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦	You do not understand or accept the risks associated with the Basket or the Reference Asset Components.

♦	You do not seek an investment with returns based on the performance of companies outside of the United States.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the level of the Basket or the Reference Asset Components.

♦	You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Reference Asset Components.

♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Basket and the Reference Asset Components, see “The Basket and the Reference Asset Components” herein and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 14 months
Trade Date	August 27, 2020
Settlement Date	August 31, 2020
Final Valuation Date[1]	October 27, 2021
Maturity Date[1]	October 29, 2021
Basket	The EURO STOXX 50® Index (Ticker: “SX5E”), the FTSE® 100 Index (Ticker: “UKX”), the Nikkei 225 Index (Ticker: “NKY”), the Swiss Market Index (Ticker: “SMI”), the S&P®/ASX 200 Index (Ticker: “AS51”) and the Hang Seng® Index (Ticker: “HSI”)
Basket Weightings	40% for SX5E, 20% for UKX, 20% for NKY, 7.50% for SMI, 7.50% for AS51 and 5% for HSI.
Upside Gearing	3.00
Maximum Gain	14.80%
Payment at Maturity (per $10 Security)[2]

You will receive a payment on the Maturity Date calculated as follows:

If the Basket Return is greater than or equal to zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + ($10 × Basket Return × Upside Gearing); and

(B) $10 + ($10 × Maximum Gain).

If the Basket Return is negative, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Basket Return)

In this case, you could lose up to 100% of the Principal Amount of the Securities.

Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level

The Basket Ending Level will be calculated as follows:

100 × [1 + (the sum of the products of each Reference Asset Component Return multiplied by its respective Basket Weighting)]

Each of the Reference Asset Component Returns in the formula above refers to the final return for the relevant Reference Asset Component, which reflects the performance of that Reference Asset Component, expressed as a percentage, from the Initial Level of that Reference Asset Component to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level	3,331.04 with respect to SX5E, 5,999.99 with respect to UKX, 23,208.86 with respect to NKY, 10,240.46 with respect to SMI, 6,126.231 with respect to AS51 and 25,281.15 with respect to HSI, each of which was its Official Closing Level on the Trade Date.
Final Level	With respect to each Reference Asset Component, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40438J155 / US40438J1557
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose UP TO 100% of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 The Final Valuation Date and Maturity Date are subject to postponement if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

The Levels of the Reference Asset Components were determined and the Basket Starting Level was set to 100. The terms of the Securities were determined.

The Final Level of each Reference Asset Component is observed and the Basket Ending Level and Basket Return are determined on the Final Valuation Date.

If the Basket Return is greater than or equal to zero, HSBC will pay you a cash payment per Security equal to the lesser of:

(A) $10 + [$10 × (Basket Return × Upside Gearing)]; and

(B) $10 + ($10 × Maximum Gain)

If the Basket Return is negative, on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Basket return, equal to:

$10 + ($10 × Basket Return)

In this case, you could lose up to 100% of the Principal Amount of the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦   Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and to the extent which, the Basket Return is positive or negative. If the Basket Return is negative, HSBC will pay you less than the Principal Amount at maturity, resulting in a loss of principal equal to the negative Basket Return. Accordingly, you could lose up to 100% of the Principal Amount of the Securities.

♦   Limited Return on the Securities –Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the level of the Basket, which may be significant. Therefore, you will not benefit from any appreciation of the Basket in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Basket, the Reference Asset Components or in the stocks included in the Reference Asset Components.

♦   The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Upside Gearing times the Basket Return, even if that return is positive and, when multiplied by the Upside Gearing, does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦   The Amount Payable on the Securities Is Not Linked to the Level of the Basket at Any Time Other Than on the Final Valuation Date – The Basket Return will be based on the Basket Ending Level on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of the Basket appreciates prior to the Final Valuation Date but then decreases as of the Final Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Basket prior to such decrease. Although the actual level of the Basket on the Maturity Date or at other times during the term of the Securities may be higher than the Basket Ending Level, the Payment at Maturity will be based solely on the Basket Ending Level on the Final Valuation Date. You may have to sell the Securities at a loss relative to your initial investment even if the level of the Basket at that time is above the Basket Starting Level.

♦   The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦   The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦   The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date is Expected to Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Basket and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦   If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 7 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦   No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦   Owning the Securities Is Not the Same as Owning the Stocks Included in the any of the Reference Asset Components – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Reference Asset Components. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would the holders of the stocks included in any of the Reference Asset Components. The Basket Return excludes any cash dividend payments paid on the securities included in or held by any of the Reference Asset Components.

♦   The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦   Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦   Changes Affecting the Reference Asset Components – The policies of the sponsors of the Reference Asset Components concerning additions, deletions and substitutions of the stocks included in the Reference Asset Components and the manner in which the sponsors of the Reference Asset Components takes account of certain changes affecting those stocks included in the Reference Asset Components may adversely affect the levels of the Reference Asset Components and the Basket. The policies of the sponsor of the Reference Asset Components with respect to the calculation of the Reference Asset Components could also adversely affect the levels of the Reference Asset Components and the Basket. The sponsors of the Reference Asset Components may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could have an adverse effect on the value of the Securities.

♦   Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Reference Asset Components, which could affect the price of such stocks or the levels of the Reference Asset Components and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Basket Ending Level as well as whether to postpone the determination of the Basket Ending Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦   Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Basket, the Reference Asset Components or the price of the stocks included in the Reference Asset Components, and therefore, the market value of the Securities.

♦   Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the Basket; the volatility of the Basket and the Reference Asset Components; the dividend rate paid on stocks included in the Reference Asset Components; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦   Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks included in the Reference Asset Components or in futures, options, exchange-traded funds or other derivative products on stocks included in the Reference Asset Components, may adversely affect the market value of the stocks included in the Reference Asset Components, the levels of the Reference Asset Components, and, therefore, the market value of your Securities.

♦   A change in the level of one or more Reference Asset Components may be offset by a change in the levels of the other Reference Asset Components – A change in the level of one or more Reference Asset Components as of the Final Valuation Date may not correlate with a change in the levels of the other Reference Asset Components. The level of one or more Reference Asset Components may increase, while the levels of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, an increase in the level of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the levels of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components where changes in lower weighted Reference Asset Components may be offset by even smaller changes in more heavily weighted Reference Asset Components.

♦   Non-U.S. Securities Markets Risks – The level of the Reference Asset Components depend upon stocks of non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign securities included in any of the Reference Asset Components may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Basket and, as a result, the value of the Securities.

♦   Risks Associated With Emerging Markets – An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦   The Payments on the Notes Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Stocks Included in the Reference Asset Components are Traded in a Foreign Currency and the Securities are Denominated in U.S. Dollars – Although the equity securities included in the Reference Asset Components are traded in currencies other than U.S. dollars, and the Securities are denominated in U.S. dollars, the amount payable on the Securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the levels of the Reference Asset Components, and therefore the Securities. The amount we pay in respect of the Securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

♦   Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Basket Starting Level. The hypothetical terms used below are not the actual terms that will apply to the Securities. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Basket Ending Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment Term:	Approximately 14 months
Basket Starting Level:	100
Upside Gearing:	3.0
Maximum Gain:	14.80%

Example 1— The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 102.50. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (102.50 – 100.00) / 100.00 = 2.50%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (2.50% × 3.00)]; and

(B) $10.00 + ($10.00 × 14.80%)

Payment at Maturity =$10.75

Example 2— The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 130.00. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (130.00 – 100.00) / 100.00 = 30.00%

Because the Basket Return is greater than zero and, when multiplied by the Upside Gearing, is greater than the Maximum Gain, the Payment at Maturity for each $10.00 Principal Amount of Securities will be calculated as follows:

Payment at Maturity =$10.00 + ($10.00 × 14.80%) = $11.48

Example 3— The level of the Basket decreases from a Basket Starting Level of 100.00 to a Basket Ending Level of 25.00. The Basket Return is negative and expressed as a formula:

Basket Return = (25.00 – 100.00) / 100.00 = -75.00%

Payment at Maturity = $10.00 + ($10.00 × -75.00%) = $2.50

Because the Basket Return is less than zero, the Securities will be fully exposed to any decline in the level of the Basket on the Final Valuation Date. In this case, you would incur a loss of 75.00% of the Principal Amount.

If the Basket Return is negative, you will lose some or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Basket*			Performance of the Securities
Hypothetical Basket Ending Level	Hypothetical Basket Return	Upside Gearing	Payment at Maturity	Return on Securities at Maturity**
200.00	100.00%	3.00	$11.48	14.80%
190.00	90.00%	3.00	$11.48	14.80%
180.00	80.00%	3.00	$11.48	14.80%
170.00	70.00%	3.00	$11.48	14.80%
160.00	60.00%	3.00	$11.48	14.80%
150.00	50.00%	3.00	$11.48	14.80%
140.00	40.00%	3.00	$11.48	14.80%
130.00	30.00%	3.00	$11.48	14.80%
120.00	20.00%	3.00	$11.48	14.80%
104.93	4.93%	3.00	$11.48	14.80%
103.00	3.00%	3.00	$10.90	9.00%
102.50	2.50%	3.00	$10.75	7.50%
100.00	0.00%	N/A	$10.00	0.00%
95.00	-5.00%	N/A	$9.50	-5.00%
90.00	-10.00%	N/A	$9.00	-10.00%
85.00	-15.00%	N/A	$8.50	-15.00%
80.00	-20.00%	N/A	$8.00	-20.00%
75.00	-25.00%	N/A	$7.50	-25.00%
70.00	-30.00%	N/A	$7.00	-30.00%
60.00	-40.00%	N/A	$6.00	-40.00%
50.00	-50.00%	N/A	$5.00	-50.00%
40.00	-60.00%	N/A	$4.00	-60.00%
30.00	-70.00%	N/A	$3.00	-70.00%
20.00	-80.00%	N/A	$2.00	-80.00%
10.00	-90.00%	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	$0.00	-100.00%

* The Basket Return excludes cash dividend payments on the stocks included in the Reference Asset Components.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Basket. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ materially and adversely from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset Components would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset Components were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset Components and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in a Reference Asset Component is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset Components or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset Components or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

The Basket and the Reference Asset Components

All disclosures contained in this document regarding a Reference Asset Component, including its make-up, method of calculation and changes in its components, where applicable, are derived from publicly available information. That information reflects the policies of, and is subject to change by, the applicable reference sponsor. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about any Reference Component or any other constituent included in any Reference Component contained herein. No reference sponsor is under any obligation to continue to publish, and may discontinue or suspend the publication of, the applicable Reference Component at any time. You should make your own investigation into each applicable Reference Component.

The Basket

The following graph illustrates the hypothetical daily performance of the Basket from August 27, 2010 through August 27, 2020 based on closing level information from Bloomberg Professional® service (“Bloomberg”), if the level of the Basket was made to equal 100 on August 27, 2010. The hypothetical performance reflects the performance the Basket would have exhibited based on the actual historical performance of the Reference Asset Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose all of your initial investment.

The EURO STOXX 50® Index

Description of the SX5E

The EURO STOXX 50® Index (the “SX5E”) was created by STOXX Limited, which is owned by Deutsche Börse AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

Past performance of the SX5E is not indicative of its future performance.

The FTSE® 100 Index

Description of the UKX

The FTSE® 100 Index (the “UKX”) is a market-capitalization weighted index calculated, published and disseminated by FTSE Group (“FTSE”), an independent company wholly owned by the London Stock Exchange Group (the “LSE”). The UKX is designed to measure the composite performance of the 100 largest UK domiciled blue chip companies that pass screening for size and liquidity traded on the LSE. The UKX was launched on January 3, 1984 and has a base date of December 30, 1983.

For more information about the UKX, see “The FTSE® 100 Index” beginning on page S-14 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the FTSE® 100 Index

Source: Bloomberg

Past performance of the UKX is not indicative of its future performance.

The Nikkei 225 Index

Description of the NKY

The Nikkei 225 Index (the “NKY”) is an index with price-weighted average of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange. This price-weighted average method, the Nikkei Stock Average, was first published on May 16, 1949, where the average price was ¥176.21 with a divisor of 225.

For more information about the NKY, see “The Nikkei 225 Index” beginning on page S-31 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the NKY based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the Nikkei 225 Index

Source: Bloomberg

Past performance of the NKY is not indicative of its future performance.

The Swiss Market Index

Description of the SMI

The Swiss Market Index (the “SMI”) is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Exchange. The SMI is reported by Bloomberg under the symbol “SMI.”

Index Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the SIX Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the SMI), and

•	cumulative on order book turnover (compared to the total turnover of the Swiss Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the SMI (i.e., without considering its free float).

Index Maintenance

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfils the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). However, if the delisting would be effective before the ordinary index review, the security is excluded from the SMI on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the SMI in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the SMI is reduced to that value at each quarterly index review by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float market capitalization are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lock up agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (”Partizipationsscheine”) and bonus certificates (”Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although SIX Group Ltd. reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action. Such an adjustment takes effect after a notification period of two trading days based on the information available.

The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Index Calculation

The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Index =	Free Float Market Capitalization of the index Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, SIX Exchange will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by SIX Exchange to reflect corporate events, as described in the index rules.

Index Governance

The Management Committee of SIX Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

License Agreement

The Securities are not in any way sponsored, endorsed, sold or promoted by the SIX Exchange and the SIX Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Exchange. Their use is subject to a license.

Historical Information

The following graph sets forth the historical performance of the SMI based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the Swiss Market Index

Source: Bloomberg

Past performance of the SMI is not indicative of its future performance.

The S&P®/ASX 200 Index

Description of the AS51

The S&P®/ASX 200 Index (the “AS51”) is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange (“ASX”) by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC (“S&P”), a part of McGraw Hill Financial. The AS51 is reported by Bloomberg under the symbol “AS51.”

Index Composition

The AS51 weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The S&P®/ASX Index Committee (for purposes of this section, the “Index Committee”) aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed on the ASX are considered for inclusion in the AS51;

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the AS51. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

o	Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

o	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the AS51.

•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the AS51. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the AS51 is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering (IPO) is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the AS51 will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Rebalancing. Rebalancing of the AS51 series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the AS51. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

The Rank Buffer for addition to the AS51 is 179th or higher, and for deletion, 221st or lower.

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the AS51. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Frequency. The AS51 constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000). An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares as at the quarterly rebalancing date. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

• Changes in a company’s shares outstanding of 5% or more due to market-wide shares issuance or major off-market buy-backs;

• Rights issues, bonus issues and other major corporate actions; and

• Share issues resulting from index companies merging.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three Business Days prior to the implementation date.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology so that the level of the AS51 reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

A stock’s weight in the AS51 is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the Investable Weight Factor (IWF). The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the AS51, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. The divisor will be adjusted to account for new addition to or deletion from the AS51 and certain corporate actions, such as special cash dividend, certain stock dividend, rights offering, new share issuance, reduction of capital and merger.

Index Governance

The Index Committee monitors overall policy guidelines and methodologies, as well as additions and deletions from the AS51. S&P Dow Jones chairs the Index Committee, which is composed of voting members representing both S&P Dow Jones and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

License Agreement

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The Securities are not sponsored, endorsed, sold or promoted by S&P, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the AS51 will accurately track AS51 performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an AS51 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE

AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The following graph sets forth the historical performance of the AS51 based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the S&P®/ASX 200 Index

Source: Bloomberg

Past performance of the AS51 is not indicative of its future performance.

The Hang Seng® Index

Description of the HSI

The Hang Seng® Index (the “HSI”) is calculated, maintained and published by Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee and was first developed, calculated and published on November 24, 1969. The HSI is a free float-adjusted market capitalization weighted stock market index that is designed to reflect the performance of the Hong Kong stock market.

For more information about the HSI, see “The Hang Seng® Index” beginning on page S-15 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the HSI based on the daily historical closing levels from August 27, 2010 through August 27, 2020 as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the Hang Seng® Index

Source: Bloomberg

Past performance of the HSI is not indicative of its future performance.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Basket Return. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days as the latest postponed Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset Component’s Final Level will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this document.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.